Exhibit 99.1
PowerSecure Reports Second Quarter Results
Revenue Increases 37% with Growth Across All Business Areas, E.P.S. Increases 75%
Wake Forest, N.C. — August 5, 2010 — PowerSecure International, Inc. (Nasdaq: POWR) today reported strong revenue and profit results for its second quarter of 2010. Second quarter revenues were $34.3 million, increasing 36.5% compared to $25.1 million in the second quarter of 2009, and diluted earnings per share (“E.P.S.”) were $0.07, increasing 75% compared to $0.04 in the second quarter of 2009.
These revenue and profit results were driven by the combined substantial year-over-year revenue growth in the Company’s Interactive Distributed Generation business of 55%, Utility Infrastructure business of 40%, and Energy Efficiency business of 21%. Additionally, the Company’s second quarter gross margin as a percentage of revenue was 34.5%, 1.7 percentage points higher than the second quarter of 2009, due a favorable mix of projects completed in the second quarter of 2010 compared to a year ago. Operating expenses for the second quarter of 2010 were higher than the prior year’s second quarter by $3.5 million, primarily due to investments the Company is making in business expansion and new product development in each of its Interactive Distributed Generation, Utility Infrastructure, and Energy Efficiency business areas.
Sidney Hinton, CEO of PowerSecure, said, “We are very pleased with our second quarter results. Our top line was strong, reflecting ‘across the board’ growth in our businesses. Additionally, our year-over-year gross margin gains reflect the strong value our products and services deliver to our customers, as well as the efforts of the PowerSecure team to work smart — in our service delivery process and our engineering and manufacturing approach. We are bullish on the opportunities we see to serve customers in each of our business areas, and in the first half of 2010 we made investments to put us in position to realize these opportunities. These investments include technology, people, equipment, and new product development to drive and enhance both our near and long-term growth.”
Mr. Hinton continued, “The new business we were awarded in the second quarter enabled us to grow our backlog to $127 million. This expanded backlog enables us to continue to plan and invest over longer-term horizons. Our near term backlog decreased due to the mix of new revenue awards being longer-term and more recurring in nature, and because we continue to exceed our own expectations in our project execution and revenue recognition. We will remain attentive to any patterns that develop in our business given the near-term uncertainty in the recovery of the economy. That said, we continue to be very excited about the strategic positions of each of our businesses and their growth opportunities and promise.”
For the second quarter of 2010, the Company’s Energy and Smart Grid Solutions segment revenues were $29.7 million, increasing $9.1 million, or 43.8%, compared to the second quarter of 2009. This segment includes the strategic business areas of Energy Efficiency, Interactive Distributed Generation, and Utility Infrastructure. These three business areas realized the following revenue variances in the second quarter of 2010 compared to the second quarter of 2009:

1)	Interactive Distributed Generation: Second quarter 2010 Interactive Distributed Generation (IDG) revenues increased 55% compared to the second quarter of 2009. This increase was driven by a 64% increase in the Company’s project-based revenues from sales of IDG systems, a 40% increase in recurring revenues from IDG systems, and a 44% increase in NexGear switchgear revenues. Total recurring revenues from IDG systems for the second quarter were $1.8 million, an all time high for any quarter in the Company’s history.

2)	Energy Efficiency: Second quarter 2010 Energy Efficiency revenues increased 21% compared to the second quarter of 2009. This was driven by an 11% year-over-year growth in the Company’s EfficientLights LED lighting products, which totaled $5.1 million, as well as approximately $0.9 million of revenue from the Company’s recently acquired IES LED lighting company and from the Company’s EnergyLite business.

3)	Utility Infrastructure: Second quarter 2010 Utility Infrastructure revenues increased 40% compared to the second quarter of 2009. As expected, this was driven by substantial increases in the Company’s Utility Services revenues, including transmission and distribution system construction and maintenance services for utilities.
For the second quarter of 2010, the Company’s Energy Services segment realized a 2.6% year-over-year increase in revenues from its Southern Flow business, the first year-over-year increase in four quarters, due to the improved conditions in the natural gas markets. The Company’s WaterSecure business contributed second quarter income of $0.9 million, up 90% on a year-over-year basis. The Company’s WaterSecure results were also positively impacted by improved conditions in the natural gas markets, as well as year-over-year increases in oil prices.
Second quarter 2010 operating expenses were $11.1 million compared to $7.6 million in the second quarter of 2009. The year-over-year increase was primarily due to investments to support new and future business growth, including personnel, vehicles and facilities in each of the Company’s Energy and Smart Grid Solutions businesses. Additionally, the year-over-year increase includes investments in new product development, increases in compensation expense, increases in selling expense due to higher revenue, and increases in depreciation from capital expenditures for IDG systems deployed under the Company’s growing recurring revenue business.
As of the date of this press release, the Company’s revenue backlog expected to be recognized after June 30, 2010 is $127 million. This includes revenue included in the new business announcement made on August 2, 2010, and compares to $117 million of revenue backlog reported with the Company’s first quarter earnings release (issued on May 6, 2010). The Company’s revenue backlog and the estimated timing of revenue recognition is outlined below, including “project-based revenues” expected to be recognized as projects are completed, and “recurring revenues” expected to be recognized over the life of the contracts:
Revenue Backlog to be recognized after June 30, 2010

	Anticipated	Estimated Primary
Description	Revenue	Recognition Period

Project-based Revenue — Near term	$40 Million	3Q10 through 1Q11
Project-based Revenue — Long term	$36 Million	2Q11 through 2Q13
Recurring Revenue	$51 Million	3Q10 through 2019

Revenue Backlog to be recognized after June 30, 2010	$127 Million
Note: Anticipated revenue and estimated primary recognition periods are subject to risks and uncertanities as indicated in the Company’s safe harbor statement, below. Consistent with past practice, these figures are not intended to constitute the Company’s total revenue over the indicated time periods, as the Company has additional, regular on-going revenues. Examples of additional, regular recurring revenues include revenues from the Company’s Southern Flow business, engineering fees, and service revenue, among others. Numbers may not add due to rounding.

The Company will host a conference call commencing today at 5:30 p.m. eastern time to discuss its second quarter 2010 results, business operations, strategic initiatives and prospects for the future. The conference call will be webcast live and can be accessed from the Investor Relations section of the Company’s website at www.powersecure.com. Participants can also access the call by dialing 888-680-0892 (or 617-213-4858 if dialing internationally), and providing pass code 39657488. If you are unable to participate during the live webcast, a replay of the conference call will be available beginning today at 8:30 p.m. eastern time through midnight on September 2, 2010. To listen to the replay, dial toll-free 888-286-8010 (or 617-801-6888 if dialing internationally), and enter pass code 92023770. In addition, the webcast will be archived on the Company’s website at www.powersecure.com.
About PowerSecure
PowerSecure International, Inc. is a leading provider of Energy and Smart Grid Solutions to electric utilities, and their commercial, institutional, and industrial customers, as well as Energy Services to the oil and natural gas industry. PowerSecure’s Energy and Smart Grid Solutions businesses provide products and services in the areas of Energy Efficiency, Interactive Distributed Generation, and Utility Infrastructure. The Company’s Energy Efficiency business provides customers with energy efficient lighting technologies that deliver improved quality of light, including its proprietary EfficientLights LED lighting product that saves grocery, drug, and convenience stores 70% off the cost to operate traditional fluorescent lighting in their refrigerated cases. The Company is a pioneer in developing Interactive Distributed Generation® systems with sophisticated, proactive smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes, and 3) provide customers with the most dependable standby power in the industry. PowerSecure also provides utilities with transmission and distribution infrastructure construction and maintenance services, and engineering and regulatory consulting services. The Company provides Energy Services to the oil and natural gas industry through its Southern Flow and WaterSecure business units. Additional information is available at www.powersecure.com.
This press release contains forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the outlook for the Company’s future revenues, earnings, margins, cash resources and cash flow and other financial and operating information and data; the Company’s future business operations, strategies and prospects; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, the recent downturn, disruption and volatility in the economy, financial markets and business markets and the effects thereof on the Company’s markets and customers, the demand for its products and services, and the Company’s access to capital; the size, timing and terms of sales and orders, including the Company’s revenue backlog discussed in this press release, and the risk of customers delaying, deferring or canceling purchase orders or making smaller purchases than expected; the timely and successful development, production and market acceptance of new and enhanced products, services and technologies of the Company; the ability of the Company to obtain adequate supplies of key components and materials of sufficient reliability and quality for its products and technologies on a timely and cost-effective basis and the effects of related warranty claims and disputes; the ability of the Company to successfully expand its core distributed generation products and services, to successfully develop and achieve market acceptance of its new energy-related businesses, to successfully expand its recurring revenue projects, to manage its growth and to address the effects of any future changes in utility tariff structures and environmental requirements on its business solutions; the effects of competition; changes in customer and industry demand and preferences; the ability of the Company to continue the growth and diversification of its customer base; the ability of the Company to attract, retain, and motivate its executives and key personnel; changes in the energy industry in general and the electricity, oil, and natural gas markets in particular, including price levels; the effects of competition; the ability of the Company to secure and maintain key contracts and relationships; the effects of pending and future litigation, claims and disputes; and other risks, uncertainties and other factors identified from time to time in its reports filed with or furnished to the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K, as well as subsequently filed reports on Form 10-Q and Form 8-K. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.
Contact
Chris Hutter
Chief Financial Officer
PowerSecure International, Inc.
(919) 453-1760

PowerSecure International, Inc.
Consolidated Statements of Operations (unaudited)
($000’s except per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Revenue	34,314	25,135	58,988	44,855
Cost of sales	22,477	16,880	37,560	30,726

Gross Profit	11,837	8,255	21,428	14,129

Operating expenses
General and administrative	9,007	6,072	16,333	12,112
Selling, marketing, and service	1,387	969	2,440	1,800
Depreciation and amortization	743	563	1,400	1,105

Total operating expenses	11,137	7,604	20,173	15,017

Operating income (loss)	700	651	1,255	(888)
Other income (expense)
Equity income	807	401	1,837	878
Management fees	142	98	296	203
Interest income and other income	24	38	56	91
Interest expense	(139)	(145)	(280)	(319)

Income (loss) before income taxes	1,534	1,043	3,164	(35)
Income tax benefit (provision)	(250)	(26)	(476)	(50)

Net income (loss)	1,284	1,017	2,688	(85)
Less: Net income attributable to noncontrolling interest	40	(331)	(147)	(365)

Net income (loss) attributable to PowerSecure International, Inc.	1,324	686	2,541	(450)

EARNINGS PER SHARE AMOUNTS (“E.P.S”) ATTRIBUTABLE TO POWERSECURE INTERNATIONAL, INC. SHAREHOLDERS:
Basic	0.07	0.04	0.14	(0.03)

Diluted	0.07	0.04	0.14	(0.03)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	17,933	17,159	17,587	17,127

Diluted	18,566	17,159	18,136	17,127

PowerSecure International, Inc.
Condensed Consolidated Balance Sheets (unaudited)
($000’s)

	June 30,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	3,974	20,169
Trade receivables, net of allowance for doubtful accounts	37,711	28,332
Inventories	27,334	21,632
Deferred income taxes	2,713	2,713
Prepaid expenses and other current assets	866	1,300

Total Current Assets	72,598	74,146

PROPERTY, PLANT, AND EQUIPMENT:
Equipment	25,114	22,252
Furniture and fixtures	676	671
Land, building, and improvements	4,838	4,802

Total property, plant, and equipment at cost	30,628	27,725
Less accumulated depreciation and amortization	6,484	5,413

Property, plant, and equipment, net	24,144	22,312

OTHER ASSETS:
Goodwill	13,395	7,256
Restricted annuity contract	2,265	2,220
Intangible rights and capitalized software, net of accum amort	1,947	1,320
Investment in unconsolidated affiliate	4,156	3,974
Other assets	191	249

Total other assets	21,954	15,019

TOTAL ASSETS	118,696	111,477

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	7,044	4,116
Accrued and other liabilities	20,003	20,379
Restructuring charges payable	0	325
Current income taxes payable	144	0
Current unrecognized tax benefit	327	327
Current portion of capital lease obligations	776	756

Total current liabilites	28,294	25,903

LONG-TERM LIABILITIES
Revolving Line of Credit	0	0
Capital lease obligations, net of current portion	4,052	4,445
Unrecognized tax benefit	1,169	1,169
Deferred Compensation	887	721

Total long-term liabilites	6,108	6,335

STOCKHOLDERS’ EQUITY
Perferred stock — undesignated	0	0
Preferred stock — Series C	0	0
Common stock	183	172
Additional paid-in-capital	112,466	110,911
Accumulated deficit	(30,410)	(32,951)

Total PowerSecure International, Inc. stockholders’ equity	82,239	78,132
Noncontrolling Interest	2,055	1,107

Total stockholders’ equity	84,294	79,239

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	118,696	111,477

PowerSecure International, Inc.
Condensed Consolidated Statement of Cash Flows (unaudited)
($000’s)

	Six Months Ended
	June 30,	June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	2,688	(85)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,400	1,105
Stock compensation expense	988	787
Distributions to noncontrolling interest shareholder	(877)	0
(Gain) loss on disposal of miscellaneous assets	(1)	30
Equity in income of unconsolidated affiliate	(1,837)	(878)
Distributions from unconsolidated affiliate	1,618	1,093
Changes in operating assets and liabilities, net of effect of aquisitons:
Trade receivables, net	(9,031)	(1,378)
Inventories	(5,440)	(3,024)
Other current assets and liabilities	578	189
Other noncurrent assets	73	14
Accounts payable	1,952	1,492
Restructuring charges	(325)	(814)
Accrued and other liabilities	(411)	(1,494)
Deferred compensation obligation	166	166
Restricted annuity contract	(46)	(43)

Net cash provided by (used in) operating activities	(8,505)	(2,840)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(2,560)	(1,612)
Additions to intangible rights and software development	(432)	(134)
Acquisitions	(4,413)	(800)
Proceeds from sale of property, plant and equipment	19	10

Net cash provided by (used in) investing activities	(7,386)	(2,536)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) on revolving line of credit	0	0
Proceeds from sale-leaseback transactions	0	0
Payments on capital lease obligations	(373)	(353)
Proceeds from stock option and warrant exercises, net of shares tendered	69	274

Net cash provided by (used in) financing activities	(304)	(79)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(16,195)	(5,455)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	20,169	24,316

CASH AND CASH EQUIVALENTS AT END OF PERIOD	3,974	18,861

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